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                                                                   EXHIBIT 10.10

                                DADE BEHRING INC.
                           DEFERRED COMPENSATION PLAN
              (As Amended and Restated, Effective January 1, 1998)

1.     PURPOSE

       The Dade International Savings and Investment Plan (the "SIP") was established by Dade International Inc., now known as Dade Behring Inc. (the "Corporation"), effective April 1, 1995, to encourage participants to set aside funds for retirement and to share with participants economic benefits produced by their efforts as employees of the Corporation. Generally, SIP participants are permitted to make before-tax contributions to the SIP up to the lesser of twelve percent of their compensation or the annual contribution limit under Sections 402(g)(1) and 402(g)(5) of the Internal Revenue Code of 1986, as amended (the "Code"). The Corporation currently matches under the SIP each participant's Basic Pay Deferral Contributions at the rate of $0.50 per every $1.00 of such Basic Pay Deferral Contributions. Section 401(a)(17) of the Code may prevent the Corporation from matching a participant's Basic Pay Deferral Contributions up to the maximum amount otherwise permitted under the SIP. The Dade International Inc. Deferred Compensation Plan, now known as the Dade Behring Inc. Deferred Compensation Plan (the "Plan"), was established effective March 17, 1995, and was amended, effective January 1, 1997. The Plan as set forth herein constitutes an amendment and restatement of the Plan, effective January 1, 1998. This Plan has two primary purposes. First, it gives Eligible Employees, whose before-tax contributions to the SIP as a percentage of their compensation generally are most significantly limited by the Code, a meaningful opportunity to defer income for retirement and other purposes. Second, it enables the Corporation to credit each Eligible Employee with matching contributions to the extent that the allocation of such matching contributions under the SIP is limited by the Code.

2.     DEFINITIONS

       (a) "Account" means the book reserve account maintained by the Corporation for a Participant under the Plan in accordance with
              Section 9 hereof.

       (b) "Account Balance" means the value, as of a specified date, of the Account of a Participant.

       (c) "Administrative Committee" has the meaning ascribed to that term in the SIP.

       (d) "Basic Pay Deferral Contributions" has the meaning ascribed to that term in the SIP.

       (e) "Board of Directors" has the meaning ascribed to that term in the SIP.

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       (f)    "Bonus" means any cash bonus authorized under any bonus plan or program designated by the Administrative Committee for which the Eligible Employee is eligible.

       (g)    "Compensation" has the meaning ascribed to that term in
              Section 2.8(a) of the SIP, except as follows:

              (i) Base salary and Bonuses deferred under the Plan are included in Compensation in the Plan Year in which such amounts would be paid if they were not deferred, and not in the Plan Year in which such amounts are actually paid.

              (ii) Compensation is determined without regard to the limitations under Section 401(a)(17) of the Code.

              (iii)   Compensation does not include any amounts described in
                      Section 2.8(a)(i) of the SIP which are paid to an Eligible Employee prior to the date on which the Eligible Employee commences participation in the SIP or after the date on which the Eligible Employee ceases to receive credit for Hours of Service under the SIP.

       (h)    "Disability" has the meaning ascribed to that term in the SIP.

       (i) "Measuring Funds" means the Investment Funds (as that term is defined in the SIP) established from time to time under the SIP. As of January 1, 1998, the Measuring Funds are: Stable Income Fund; Growth Fund; Balanced Fund; International Equity Fund; and S&P 500 Index Fund.

       (j) "Participant" means a person on whose behalf an Account is maintained under the Plan.

       (k) "Plan Year" has the meaning ascribed to that term in the SIP; provided, however, that the initial Plan Year shall commence on March 17, 1995 and end on December 31, 1995.

       (l) "Termination of Employment" has the meaning ascribed to that term in the SIP.

       (m) "Unforeseen Emergency" means a severe financial hardship resulting from extraordinary and unforeseeable circumstances arising as a result of one or more recent events beyond the control of the Participant, as determined by the Administrative Committee.

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3.     ELIGIBILITY AND PARTICIPATION

       (a) Each employee of the Corporation designated from time to time by the Board of Directors (or by a committee to whom the Board of Directors has delegated its authority to designate eligible participants under the Plan) shall be eligible to participate in the Plan ("Eligible Employee"); provided, however, that with respect to the initial Plan Year, Eligible Employees shall be those employees of the Corporation who were participating in the Baxter International Inc. and Subsidiaries Deferred Compensation Plan (the "Baxter Plan") as of December 31, 1994.

       (b) Eligible Employees may enroll in the Plan with respect to a Plan Year, effective as of such Plan Year. To enroll in the Plan as of any January 1, the Eligible Employee must satisfy, as of the immediately preceding December 31, both the eligibility requirements in Section 3(a) and the enrollment requirements in
              Section 3(c).

       (c) For each Plan Year in which an Eligible Employee intends to enroll in the Plan, he or she must complete an annual enrollment form in the manner and at the time specified by the Administrative Committee; provided, however, that with respect to the initial Plan Year commencing on March 17, 1995, the written election of each Eligible Employee contained in an annual enrollment form in effect on December 31, 1994 under the Baxter Plan shall be treated as the election of said Eligible Employee under this Plan with respect to such initial Plan Year. The enrollment form must indicate the amount the Eligible Employee elects to defer in accordance with Section 4. The enrollment form must also indicate the date of distribution elected by the Eligible Employee in accordance with Section 10. An Eligible Employee who does not elect to make a Pay Deferral but anticipates receiving a credit for an Excess Match must complete a distribution election form relating to the Excess Match. All enrollment forms must be completed, signed and submitted to the Administrative Committee before January 1 of the Plan Year to which the enrollment form applies. On and after January 1 of the Plan Year to which the enrollment form applies, the enrollment form is irrevocable except as provided in Section 10.

4.     CREDITED AMOUNTS

       (a) Credits under the Plan consist of the following, plus deemed interest or, if applicable, deemed Measuring Fund investment returns, in accordance with the Plan:

              (i) Pay Deferral - For each Plan Year, an Eligible Employee may elect to defer at least one percent but not more than twelve percent of his Compensation

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                      otherwise payable to him during the Plan Year to the
                      extent that such deferral exceeds the annual exclusion limitation for elective deferrals to the SIP under Sections 402(g)(1) and 402(g)(5) of the Code with respect to such Plan Year. The Pay Deferral percentage elected under this section must be the same as the before-tax contribution percentage the Eligible Employee elected under the SIP for the Plan Year, up to a maximum of twelve percent. The Pay Deferral shall be credited to the Participant under the Plan, after his or her before-tax contributions to the SIP during the Plan Year equal the annual contribution limit under Sections 402(g)(1) and 402(g)(5) of the Code and as of the last day of the month in which such amount would have been paid to the Participant if it had not been deferred. An Eligible Employee who elects a Pay Deferral under this Section 4(a)(i) for any Plan Year is not permitted to change his before-tax contribution election under the SIP for the Plan Year. The Administrative Committee may limit deferrals under this Section 4(a)(i) to such amount between one and twelve percent as it deems appropriate from time to time. Each Participant shall be 100% vested in the portion of his or her Account attributable to Pay Deferral credits made to the Plan on his or her behalf.

              (ii) Excess Match - Each Eligible Employee who elects a Pay Deferral of at least four percent under Section 4(a)(i) for a Plan Year will be credited under the Plan with the excess of two percent of his Compensation in the Plan Year over the amount of matching contributions allocated to his or her account in the SIP with respect to the Plan Year (said excess sometimes referred to herein as the "Excess Match"). The Corporation will credit the Eligible Employee with the Excess Match as of the date on which the Excess Match would otherwise have been allocated to the Participant's account in the SIP. No Excess Match will be credited to an Eligible Employee until he or she completes a distribution election relating to such Excess Match. Each Participant shall be 100% vested in the portion of his or her Account attributable to Excess Match credits made to the Plan on his or her behalf with respect to Plan Years commencing prior to January 1, 1998. With respect to Plan Years commencing on and after January 1, 1998, each Participant shall vest in the portion of his or her Account attributable to Excess Match credits made to the Plan on his or her behalf with respect to each Plan Year at the same rate and to the same extent as he or she is then vested in his or her Employer Matching Contributions Account under the SIP.

       (b) Except to the extent otherwise provided in Sections 5 and 6, the Corporation will credit each Participant's Pay Deferral and Excess Match for a Plan Year with interest credits as of the last day of each calendar month until such amounts are paid to or on behalf of the Participant or, with respect to the Excess Match, are

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              forfeited in accordance with Section 10. The "deemed" interest crediting rate will be equal to the rate applied to balances in the Stable Income Fund, or any successor fund, under the SIP.

       (c) From time to time, as designated by the Administrative Committee, each Participant will receive a statement showing his or her credits under the Plan.

5.     MEASURING FUNDS

       With respect to each Plan Year commencing on and after January 1, 1998, each Participant may, but need not, designate in such manner and at such time prior to the first day of such Plan Year as may be satisfactory to the Administrative Committee, that in lieu of receiving interest credits in accordance with Section 4, his or her Account Balance as of the last day of the preceding Plan Year and the Pay Deferral and Excess Match, if any, credited to the Plan on his or her behalf for the Plan Year be deemed invested in one or more of the Measuring Funds until such amounts are paid to or on behalf of the Participant or, if earlier, the date as of which the Participant changes his or her Measuring Fund election in accordance with Section 6. Such amounts shall be deemed invested as specified by the Participant, commencing as of the later of the first day of the Plan Year with respect to which the election was made or the date as of which such amounts are credited to the Participant's Account. As of the last day of each calendar quarter, the Corporation shall adjust the Participant's Account to reflect the credits made to the Plan on the Participant's behalf during the calendar quarter, including interest credits or deemed Measuring Fund investment return credits. Notwithstanding anything in the Plan to the contrary, the portion of each Participant's Account Balance attributable to Pay Deferral and Excess Match credits made to the Plan on behalf of the Participant with respect to Plan Years commencing prior to January 1, 1998, shall continue to receive interest credits on and after January 1, 1998 in accordance with
       Section 4 and shall not be subject to the Participant's Measuring Fund election unless, immediately prior to January 1, 1998, there is in effect under the Plan a written election by such Participant, in such form as may be acceptable to the Administrative Committee, to receive payment of all such amounts in the form of a single lump sum.

6.     CHANGE IN MEASURING FUND ELECTION

       The portion of the Participant's Account which is deemed to have been invested in a Measuring Fund pursuant to Section 5, shall be deemed to remain so invested until the first day of any subsequent Plan Year as of which the Participant elects that such amounts be deemed invested in a different Measuring Fund (in which case the Corporation shall be deemed to have sold such investment and to have reinvested the proceeds as directed by the Participant) or, if earlier, the date as of which the vested portion of the Participant's Account is paid to or on behalf of the Participant.

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7.     ACTUAL INVESTMENT IN MEASURING FUNDS NOT REQUIRED

       Although the benefit payable to a Participant hereunder may be measured, in whole or in part, by the value of deemed investments designated by the Participant pursuant to Section 5, the Corporation need not actually make any of such investments. In the event the Corporation, in its sole discretion, makes any such investment, such investment shall be solely for the Corporation's own account and the Participant shall have no right, title or interest in any such investments.

8.     MEASURING FUNDS ACCOUNTING

       During a period in which all or any part of a Participant's Account is deemed to have been invested in a Measuring Fund, such Account shall be deemed to receive all interest, dividends (whether in the form of stock, cash or property), stock splits, insurance cash surrender value or other property which would have been received with respect to such investment if the Corporation had actually owned such investment. Cash deemed received as dividends, interest or other distribution on such investment shall, to the extent possible, be deemed to have been reinvested in the same investment. Cash deemed received from the sale or other disposition of an investment shall, to the extent possible, be deemed to have been reinvested in another permitted Measuring Fund as directed by the Participant in writing. Property, other than cash, deemed received shall be deemed held as an investment until deemed sold pursuant to Section 6 or 10 hereof.

9.     UNFUNDED PLAN

       The credits of each Participant under the Plan will be credited to a book reserve account of the Corporation. All credits will be general obligations of the Corporation and the Corporation is not required to set up a funded reserve, or otherwise set aside specific funds for the payment of credits under the Plan. Nothing contained herein shall be deemed to create a trust or create a fiduciary relationship with respect to the credits of Participants. The Corporation will retain title to and beneficial ownership of any assets which may be used to pay the credits. The right of a Participant to receive payment under the Plan is no greater than the right of any unsecured creditor of the Corporation. The right of any Participant to payment of credits under the Plan is not subject to sale, transfer, assignment, pledge or encumbrance. Nothing contained in the Plan shall be construed as a contract of employment between the Corporation and a Participant or Eligible Employee, or as a right of any Participant or Eligible Employee to be continued in the employment of the Corporation, or as a limitation on the right of the Corporation to terminate the employment of any of its employees, with or without cause.

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10.    DISTRIBUTIONS

       Each Participant shall make a distribution election applicable to his or her credits for each Plan Year. Such distribution election shall be in writing and delivered to the Administrative Committee prior to January 1 of the Plan Year to which it applies and shall specify when the Participant's credits for the Plan Year are to be paid; provided, however, that the written distribution election of an Eligible Employee in effect as of December 31, 1994 under the Baxter Plan with respect to the plan year under the Baxter Plan ending on December 31, 1994, shall be treated as such Eligible Employee's distribution election under this Plan with respect to the initial Plan Year. The Administrative Committee, in its sole discretion, may establish minimum and maximum deferral periods. On and after January 1, 1998, all distributions under the Plan shall be made in the form of a single lump sum. A Participant's distribution election with respect to his or her credits for a Plan Year shall apply to all credits of the Participant attributable to that Plan Year, including credited interest and credited Measuring Fund deemed investment returns. A distribution election is irrevocable on and after January 1 of the Plan Year to which it applies; provided, however, that all Participants as of December 31, 1997, who had initially elected to receive payment of their credits with respect to one or more Plan Years commencing prior to January 1, 1998, in the form of installments were permitted as of December 31, 1997 to irrevocably waive, and each of said Participants did waive, their prior election(s) to receive such payments in the form of installments. Payments will be made in the first quarter of the Plan Year after the deferral period ends, based on the value of the credits as of the preceding December 31 except as follows:

       (a) A Participant who dies, incurs a Disability or incurs a Termination of Employment with the Corporation before the end of any elected deferral period will receive a single lump sum payment of the vested portion of his or her Account Balance under the Plan in the calendar month immediately following the calendar quarter in which occurred the Participant's death, Disability or Termination of Employment (as applicable), or as soon thereafter as is administratively feasible, without regard to the deferral period or periods originally elected and the nonvested portion of his or her Account Balance will be deemed a forfeiture.

       (b) Notwithstanding anything in this Section 10 to the contrary, the Administrative Committee in its sole discretion may postpone the payment of any credits for up to one year from the date on which the credits would otherwise be payable.

11.    HARDSHIP WITHDRAWAL

       Upon written request of a Participant and the showing of an Unforeseen Emergency, the Administrative Committee in its sole discretion may authorize distribution to the Participant of all or a portion of the Participant's credits, but only to the extent reasonably necessary to satisfy the Participant's Unforeseen Emergency. In any event, payment may

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       not be made to the extent such Unforeseen Emergency is or may be satisfied through reimbursement by insurance or otherwise and by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. Any request authorized pursuant to this Section 11 will result in the cessation of all Pay Deferrals and Excess Match credits that would otherwise be credited to the Participant under this Plan between the first day of the month following the month in which the request is approved and the last day of that Plan Year. In addition, such Participant is precluded from enrolling in the Plan for the entire Plan Year beginning January 1 after the request is approved.

12.    ADMINISTRATION

       The Administrative Committee has the sole authority to construe and administer the Plan, and the Administrative Committee's construction, administration and actions under the Plan are binding and conclusive on all persons for all purposes.

13.    TAXATION

       It is intended that each Participant will be subject to income taxes on his or her credits under the Plan at the time the credits are paid to the Participant, and the Plan will be interpreted consistent with that intention; provided, however, that Participants' credits may be subject to social security and other payroll taxes as they accrue. All payments under the Plan are subject to applicable federal (including social security taxes), state and local taxes. The Corporation will not "gross-up" or otherwise reimburse Participants for any taxes applicable to payments under the Plan.

14.    AMENDMENT/TERMINATION

       The Plan may be amended or terminated at any time by the Board of Directors, or by a committee or person(s) to which said Board of Directors delegates such authority, provided that no such amendment or termination shall reduce any credits of any Participant under the Plan as of the date of such amendment or termination.

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